Exhibit 5.1

McLaughlin & Stern, llp

Founded 1898

STEVEN W. SCHUSTER Partner sschsuter@mclaughlinstern.com (212) 448-6216 RICHARD XU Partner RXu@mclaughlinstern.com (212) 448-6233	260 Madison Avenue New York, New York 10016 (212) 448–1100 Fax (212) 448–0066 www.mclaughlinstern.com	New York, New York Millbrook, New York Garden city, New York Westport, Connecticut West Palm Beach, Florida Westfield, New Jersey

December 30, 2025

Smart Powerr Corp.

4/F, Tower C

Rong Cheng Yun Gu Building

Keji 3rd Road, Yanta District

Xi’an City, Shaan Xi Province, China 710075

Re:	Smart Powerr Corp. - Registration Statement on Form S-1

Dear Sirs:

You have requested our opinion with respect to certain matters in connection with the filing by Smart Powerr Corp, a Nevada corporation (the “Company”), of a Registration Statement on Form S-1 (as may be amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the registration for resale by the selling stockholders named in the signature pages to the securities purchase agreements dated October 23, 2025, as amended by the first amendment to the securities purchase agreements, dated November 3, 2025 (together, the “Securities Purchase Agreement”) by and between the Company and the selling stockholders, of up to 16,363,247 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share issued in a private placement closed on November 10, 2025. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

In our capacity as the Company’s counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issue of the Shares. For purposes of this opinion, we have assumed that such proceedings to be taken in the future will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

McLaughlin & Stern, llp

Based on the foregoing, we are of the opinion that the Shares are duly authorized, and when issued and sold in accordance with the terms of the Securities Purchase Agreement and in the manner described in the Registration Statement, and the related agreements, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

We are members of the Bar of New York and do not express any opinion as to matters governed by any laws other than the internal laws of the State of New York, and the applicable federal laws of the United States, as each is in effect and in force as of the date of this opinion. However, for the limited purposes of our opinions set forth above, we are generally familiar with the General Company Law of the State of Nevada and have made such inquiries as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion is limited to the Nevada Revised Statutes and all applicable provisions of reported judicial decisions interpreting these laws. We express no other opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Securities Purchase Agreement.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ McLaughlin & Stern LLP
McLaughlin & Stern LLP

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